Exhibit 99.2

Media Contact: Marites Cristobal P: 323.202.1424 C: 415.819.2214 marites.cristobal@edelman.com

Investor Contact: John Vuko Chief Financial Officer, Genitope P: 510-284-3000 IR@genitope.com
GENITOPE CORPORATION TO ADJOURN SPECIAL MEETING OF STOCKHOLDERS TO MARCH 14, 2008
FREMONT, Calif.—(BUSINESS WIRE)—March 10, 2008 – Genitope Corporation today announced that it intends to adjourn its special meeting of stockholders scheduled to be held on Tuesday, March 11, 2008 and reconvene the meeting on Friday, March 14 at 10:00 am local time at 6900 Dumbarton Circle, Fremont, CA 94555. The purpose of the meeting is to obtain stockholder approval of an amendment to Genitope’s Amended and Restated Certificate of Incorporation to increase the total number of shares of common stock that Genitope is authorized to issue from 65 million to 125 million shares.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® personalized immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope is also developing a monoclonal antibody panel that it believes will potentially represent a novel, personalized approach for treating NHL. For more information about Genitope, please log on to http://www.genitope.com.